Exhibit 10.1

EMPLOYEE LEASE AGREEMENT

This Employee Lease Agreement (the “Agreement”), is dated this 23rd day of July, 2020 (the “Effective Date”) and is by and among Neurotrope, Inc., a Nevada corporation (“Neurotrope”), Metuchen Pharmaceuticals LLC, a Delaware limited liability company (“Lessee”), and Neurotrope Bioscience, Inc., a Delaware corporation and a wholly-owned subsidiary of Neurotrope (“Lessor”). Each party hereto is a “Party” and together the “Parties.”

Recitals

WHEREAS, pursuant the terms of an Agreement and Plan of Merger, as may be amended from time to time (the “Merger Agreement”), dated May 17, 2020, by and among Petros Pharmaceuticals, Inc., a Delaware corporation (“Parent”), PM Merger Sub 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), PN Merger Sub 2, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), Neurotrope, and the Lessee, (i) Merger Sub 1 shall be merged with and into the Lessee (the “Metuchen Merger”), with the Lessee surviving as a direct wholly owned subsidiary of Parent, and (ii) simultaneous with the Metuchen Merger, Merger Sub 2 shall be merged with and into the Neurotrope (together with the Metuchen Merger, the “Mergers”), with Neurotrope surviving as a direct wholly owned subsidiary of Parent;

WHEREAS, Charles Ryan (the “Leased Employee”) is the Chief Executive Officer of Neurotrope and, following the Mergers, the Parties desire that the Leased Employee serve as Chief Executive Officer of the Parent;

WHEREAS, the Parties desire that the Leased Employee provide certain services to the Lessee until the Effective Time;

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows.

Agreements

1.                  Employee to be Leased. During the Term, Lessee shall lease the Leased Employee from Lessor on the terms and conditions set forth in this Agreement. The Leased Employee will devote no more than seventy-five percent (75%) of his working time performing services to the Lessee under this Agreement.

2.                  Control Over and Supervision of Leased Employee. Lessor shall have exclusive direction and control over the Leased Employee, but Lessee shall have control over the day-to-day responsibilities of the Leased Employee while he is performing services for Lessee.

3.                  Services to be Provided by Lessor. Lessor shall be fully responsible for performing the following services with respect to the services rendered by the Leased Employee during the term of this Agreement:

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(a)	Payment of all salary, wages, and any and all other compensation due and/or promised to the Leased Employee for all of his work providing services under this Agreement;

(b)	Make all withholding from such payments as required by law and prepare or cause to be prepared, and furnished, the appropriate payroll records including W-2s;

(c)	Payment of all payroll taxes with respect to Leased Employee; and

(d)	Provision of all benefits due and/or promised to the Leased Employee.

4.                  Payments for Services. In consideration for Lessor leasing the services of the Leased Employee to Lessee, and upon consummation of the Mergers as defined in the Merger Agreement, Lessee shall pay seventy-five percent (75%) of Lessor’s fully-loaded costs to employ the Leased Employee from the period beginning on June 1, 2020 through the Closing (as defined in the Merger Agreement) including, but not limited to, the costs for all compensation and benefits paid to, for or on behalf of the Leased Employee (the “Fees”). The parties agree that payment of the Fees shall be treated in accordance with the Merger Agreement, as amended; provided, however, that if the Mergers are not consummated and the Merger Agreement is terminated pursuant to Section 8.1 of the Merger Agreement, the Lessee shall not be required to pay any of the Fees and shall have no liability to the Lessor hereunder.

5.                  Term and Termination. This Agreement shall remain in force for a term commencing as of the Effective Date and ending upon the earlier of (i) the Effective Times; and (ii) the termination of the Merger Agreement pursuant to Section 8.1 of the Merger Agreement. Notwithstanding the foregoing, Lessee may terminate this Agreement upon seven (7) days prior written notice to Lessor, provided that the “Excess Cash” shall be reduced in accordance with Section 4 of this Agreement by an amount equal to the Fees applicable to the period between June 1, 2020 and the date of termination under this Section 5.

6.       Acknowledgment. Nothing herein shall obligate the Lessor to employ the Leased Employee for any specific time period.

7.       Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given if delivered in the manner provided by the Merger Agreement, and notices to the Lessor or Lessee shall be addressed as follows:

Lessor:	Neurotrope BioScience, Inc.
Attn: Chairman of the Board
1185 Avenue of the Americas, 3rd Floor
New York, New York 10036

Lessee:	Metuchen Pharmaceuticals LLC
c/o Juggernaut Capital Partners
5301 Wisconsin Avenue NW, Suite 570
Washington, DC 20015
Attn: John D. Shulman

Lessor and Lessee shall have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other Party.

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8.       Waiver. No waiver of any default of Lessor or Lessee hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Lessor or Lessee shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

9.       Modifications/Amendments. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the Party to be charged.

10.       Counterparts. This Agreement may be executed by facsimile, by pdf, scanned and e-mailed or other electronic signatures and in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement

11.       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.

12.       Headings. The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

13.       Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws.

14.       Entire Agreement. All prior statements, understandings, representations and agreements between the Parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with the transaction described herein and which is entered into after full investigation, neither Party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the Parties hereto, and without regard to or aid of canons requiring construction against the Party drafting this Agreement.

[Signatures on Next Page]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the day and year first above written.

Neurotrope BioScience, Inc.

By:	/s/ Charles Ryan
Title: Charles Ryan
Name: Authorized Person

Neurotrope, Inc.

By:	/s/ Charles Ryan
Title: Charles Ryan
Name: Chief Executive Officer

Metuchen Pharmaceuticals LLC

By:	/s/ John Shulman
Title: John Shulman
Name: Authorized Person

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